                                                                    EXHIBIT 10.1

                            DISTRIBUTION AGREEMENT

                                    between

                              Bio-Vascular, Inc.

                                      and

                              Vital Images, Inc.

                         Dated ________________, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
ARTICLE 1.  DEFINITIONS.....................................................   1

ARTICLE 2.  PRE-DISTRIBUTION TRANSACTIONS...................................   4
    2.1.  Reincorporation; Other Corporate Action...........................   4
    2.2.  Bio-Vascular Approval.............................................   4
    2.3.  Related Agreements................................................   4
    2.4.  Securities Law Actions............................................   4
    2.5.  Capital Contribution..............................................   5

ARTICLE 3.  THE DISTRIBUTION................................................   5
    3.1.  Conditions to the Distribution....................................   5
    3.2.  The Distribution..................................................   6
    3.3.  Fractional Shares.................................................   6
    3.4.  Warrants..........................................................   6

ARTICLE 4.  INDEMNIFICATION, CLAIMS AND OTHER MATTERS.......................   7
    4.1.  Indemnification by Bio-Vascular...................................   7
    4.2.  Indemnification by Vital Images...................................   7
    4.3.  Insurance Proceeds................................................   8
    4.4.  Procedure for Indemnification.....................................   8
    4.5.  Other Claims......................................................  10
    4.6.  Contribution in Respect of Certain Indemnifiable Losses...........  10
    4.7.  No Beneficiaries..................................................  10

ARTICLE 5.  CERTAIN ADDITIONAL MATTERS......................................  10
    5.1.  Construction of Agreements........................................  10
    5.2.  Consents, Etc.....................................................  11
    5.3.  No Representations or Warranties..................................  11
    5.4.  Officers and Directors............................................  11
    5.5.  Existing Intercompany Arrangements................................  11
    5.6.  Intercompany Accounts.............................................  11
    5.7.  Qualification as Tax-Free Distribution............................  11

ARTICLE 6.  ACCESS TO INFORMATION AND SERVICES..............................  12
    6.1.  Provision of Corporate Records....................................  12
    6.2.  Access to Information.............................................  12
    6.3.  Production of Witnesses and Individuals...........................  12
    6.4.  Retention of Records..............................................  13
    6.5.  Confidentiality...................................................  13
    6.6.  Privileged Matters................................................  14

ARTICLE 7.  INSURANCE.......................................................  15
    7.1.  Policies and Rights of Vital Images...............................  15
    7.2.  Post-Distribution Date Claims.....................................  15


   7.3.   Administration and Reserves.......................................  16
   7.4.   Allocation of Insurance Proceeds.................................   16
   7.5.   Agreement for Waiver of Conflict and Shared Defense..............   16

ARTICLE 8.  DISPUTE RESOLUTION.............................................   16
   8.1.   Negotiation and Binding Arbitration..............................   16
   8.2.   Initiation.......................................................   17
   8.3.   Submission to Arbitration........................................   17
   8.4.   Equitable Relief.................................................   17
   8.5.   Consolidation....................................................   17

SECTION 9.  MISCELLANEOUS..................................................   17
   9.1.   Entire Agreement.................................................   17
   9.2.   Expenses.........................................................   17
   9.3.   Governing Law....................................................   17
   9.4.   Jurisdiction and Venue...........................................   18
   9.5.   Notices..........................................................   18
   9.6.   Modification of Agreement........................................   18
   9.7.   Termination......................................................   18
   9.8.   Successors and Assigns...........................................   18
   9.9.   No Third Party Beneficiaries.....................................   19
   9.10.  Titles and Headings; Interpretation..............................   19
   9.11.  Exhibits.........................................................   19
   9.12.  Severability.....................................................   19
   9.13.  No Waiver........................................................   19
   9.14.  Survival.........................................................   19
   9.15.  Counterparts.....................................................   19

                                    EXHIBITS

   Exhibit A            Employee Benefits Agreement
   Exhibit B            Tax Sharing Agreement
   Exhibit C            Transition Services Agreement

                            DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this "Agreement"), dated as of _________, 1997, is made and entered into by and between Bio-Vascular, Inc., a Minnesota corporation ("Bio-Vascular"), and Vital Images, Inc., a Minnesota corporation ("Vital Images").

          WHEREAS, Vital Images is currently a wholly-owned subsidiary of Bio-Vascular, engaged in the business of developing, marketing and supporting medical visualization software and systems for use in clinical diagnosis and surgical planning.

          WHEREAS, the Board of Directors of Bio-Vascular has determined it to be in the best interests of the shareholders of Bio-Vascular to separate Vital Images from Bio-Vascular by distributing all of the issued and outstanding shares of Vital Images common stock, $.01 par value per share, including certain preferred stock purchase rights attached thereto (the "Vital Images Common Stock"), to the holders of Bio-Vascular's common stock, par value $.01 per share (the "Bio-Vascular Common Stock"), as provided herein; and

          WHEREAS, Bio-Vascular and Vital Images have determined that it is necessary and desirable to establish the principal corporate transactions required to effect the Distribution, certain other agreements governing matters relating to the Distribution and the relationship of Bio-Vascular and Vital Images after the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Bio-Vascular and Vital Images agree as follows:

                                    ARTICLE
                                      I.
                                  DEFINITIONS

          As used in this Agreement, initially capitalized terms defined immediately after their use shall have the respective meanings thereby provided, and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     Action: any action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

     Affiliate: with respect to any specified person, a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such specified person; provided, however, that unless otherwise expressly provided, Vital Images and Bio-Vascular shall not be deemed to be Affiliates of one another for purposes of this Agreement.

     Agent: American Stock Transfer & Trust Company, the distribution agent appointed by Bio-Vascular and Vital Images to distribute or make book entry credits for the Vital Images Common Stock in connection with the Distribution.

     Books and Records: the books and records (or true and complete copies thereof), including computerized records, of Bio-Vascular that relate principally to Vital Images and are necessary for the operation of the Vital Images Business, including, without limitation, the corporate documents and records of corporate proceedings of Vital Images, all books and records relating to Vital Images Employees, the purchase of materials, supplies and services by Vital Images; the dealings with customers of Vital Images; and all files relating to any Action involving Vital Images.

     Code: the Internal Revenue Code of 1986, as amended.

     Commission: the Securities and Exchange Commission.

     Distribution: the distribution as a dividend of Vital Images Common Stock to holders of Bio-Vascular Common Stock, as provided in Article 3 hereof.

     Distribution Date: the effective date of the Distribution, as determined by the Board of Directors of Bio-Vascular.

     Employee Benefits Agreement: the agreement, substantially in the form of Exhibit A hereto, pursuant to which Bio-Vascular and Vital Images will provide for certain employee benefit matters.

     Exchange Act: the Securities Exchange Act of 1934, as amended.

     Form 10: the Registration Statement on Form 10 filed by Vital Images with the Commission to register the Vital Images Common Stock pursuant to the Exchange Act.

     Indemnifiable Losses: with respect to any claim by an Indemnitee for indemnification authorized pursuant to Article 4 hereof, any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith) suffered by such Indemnitee with respect to such claim.

     Indemnifying Party: any party who is required to pay any other person pursuant to Article 4 hereof.

     Indemnitee: any party who is entitled to receive payment from an Indemnifying Party pursuant to Article 4 hereof.

     Indemnity Payment: the amount an Indemnifying Party is required to pay an Indemnitee pursuant to Article 4 hereof.

     Information Statement: the definitive information statement, substantially in compliance with Regulation 14C under the Exchange Act, to be mailed to the holders of Bio-Vascular Common Stock in connection with the Distribution.

     Insurance Proceeds: those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

     Insured Claims: those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Policy limits, including aggregates.

     Intercompany Debt: intercompany debt owed by Vital Images to Bio-Vascular.

     Liabilities: any and all debts, liabilities and obligations, whether accrued, contingent or reflected on a balance sheet, known or unknown, including, without limitation, those arising under any law, rule, regulation, Action, order or consent decree of any governmental entity or any judgment of any court of any kind or award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     Policies: insurance policies and insurance contracts of any kind, including, without limitation, primary and excess policies, comprehensive general liability policies, automobile and workers' compensation insurance policies, and self-insurance arrangements, together with the rights and benefits thereunder.

     Record Date: the date determined by the Board of Directors of Bio-Vascular as the record date for the Distribution.

     Related Agreements: the Employee Benefits Agreement, Transition Services Agreement, Tax Sharing Agreement and all other agreements entered into by Bio-Vascular and Vital Images pursuant to this Agreement or otherwise in connection with the Distribution.

     Securities Act: the Securities Act of 1933, as amended.

     Shared Policies: all Policies owned or maintained by or on behalf of Bio-Vascular prior to the Distribution Date, relating to both Bio-Vascular's business and the Vital Images Business.

     Staff: the Staff of the Commission.

     Tax Sharing Agreement: the agreement, substantially in the form of Exhibit B hereto, pursuant to which Bio-Vascular and Vital Images will provide for certain tax matters.

     Transition Services Agreement: the agreement, substantially in the form of Exhibit C hereto, pursuant to which Bio-Vascular will provide certain transitional services to Vital Images following the Distribution Date.

     Vital Images Business: (i) the business of developing, marketing and supporting medical visualization software and systems for use in clinical diagnosis and surgical planning; (ii) any terminated, divested or discontinued businesses or operations as of the Distribution Date that primarily related to Vital Images or were conducted by Vital Images; and (iii) any business or operation conducted by Vital Images or any Affiliate of Vital Images at any time on or after the Distribution Date.

     Vital Images Employee: any employee of Vital Images, and any employee of Bio-Vascular who is assigned to Vital Images on or prior to the Distribution Date, including, but not limited to, any such employee who was laid off, on leave of absence or any disability leave as of the Distribution Date.

     Warrants: all unexercised warrants to purchase Bio-Vascular Common Stock issued and outstanding as of the Record Date, which as of the date hereof, consist of warrants to purchase an aggegrate of 90,000 shares of Bio-Vascular Common Stock issued and outstanding and anticipated to remain as such as of the Record Date.

                                    ARTICLE
                                      2.
                         PRE-DISTRIBUTION TRANSACTIONS

2.1. Reincorporation; Other Corporate Action. Prior to the date of this Agreement, Vital Images, formerly an Iowa corporation, will have taken all necessary action to reincorporate as a Minnesota corporation, and to qualify as a foreign corporation in each jurisdiction where the conduct of its business or location of its properties or employees so requires. In addition, Vital Images will take all other corporate action necessary to undertake the transactions contemplated by this Agreement or any Related Agreement, which corporate actions will include, but will not be limited to, authorization of a sufficient number of shares of Vital Images Common Stock necessary to effect the Distribution and the approval of appropriate stock-based compensation or other plans, agreements and arrangements, as provided for in the Employee Benefits Agreement.

2.2. Bio-Vascular Approval. Bio-Vascular shall cooperate with Vital Images in effecting, and if so requested by Vital Images, Bio-Vascular shall, as the sole shareholder of Vital Images, approve or ratify, any actions that are reasonably necessary or desirable to be taken by Vital Images to effectuate the transactions contemplated by this Agreement or any Related Agreement in a manner consistent with the terms hereof or thereof, as the case may be, including, without limitation, the reincorporation of Vital Images as a Minnesota corporation, the election or appointment of directors and officers of Vital Images to serve in such capacities following the Distribution Date, and the approval of appropriate stock-based compensation or other plans, agreements and arrangements for Vital Images Employees, non-Vital Images Employee members of Vital Images' Board of Directors and consultants of Vital Images.

2.3. Related Agreements. Bio-Vascular and Vital Images will use their best efforts to cause, on or before the Distribution Date, the execution and delivery by each party of the Related Agreements and any other agreements deemed necessary or desirable by the parties to establish and govern the post-Distribution relationship of the parties.

2.4.  Securities Law Actions.

      (a) Bio-Vascular and Vital Images will prepare, and file with the Commission, the Form 10, which shall include the Information Statement, setting forth appropriate disclosure concerning Vital Images, the Distribution and any other appropriate matters required to be stated therein or determined to be included therein by Bio-Vascular and Vital Images. Bio-Vascular and Vital Images shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act as soon as practicable after the filing thereof, and, prior to the Distribution Date, Bio-Vascular shall mail the Information Statement to holders of Bio-Vascular Common Stock as of the Record Date. The joint obligations of Bio-Vascular and Vital Images under this Section 2.4(a) shall not affect their respective obligations of indemnity under Article 4 hereof.

     (b) Bio-Vascular and Vital Images shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the various states or other political subdivisions of the United States in connection with the Distribution.

     (c) Vital Images will prepare and file, and will use its best efforts to have approved, an application for listing of the Vital Images Common Stock on the Nasdaq SmallCap Market.

2.5. Capital Contribution. In anticipation of the Distribution, Bio-Vascular has assigned to Vital Images $10 milllion in cash, cash equivalents and marketable securities, effective November 1, 1996, and has contributed the Intercompany Debt as of that date, in the amount of approximately $3.1 million, to the capital of Vital Images. Effective as of the Distribution Date, Bio-Vascular will make such additional capital contributions to Vital Images as necessary to bring Vital Images' cash, cash equivalents and marketable securities balances to a combined $10 million and eliminate any additional Intercompany Debt owed by Vital Images on the Distribution Date.

                                    ARTICLE
                                      3.
                               THE DISTRIBUTION

3.1. Conditions to the Distribution. The Board of Directors of Bio-Vascular will have the sole discretion to determine, by resolution, the Record Date, the Distribution Date and all appropriate procedures in connection with the Distribution, provided that the Distribution will not occur prior to such time as each of the following conditions have been satisfied or have been waived by Bio-Vascular's Board of Directors, in its sole discretion:

     (a) an opinion from Coopers & Lybrand, LLP will have been obtained, in form and substance satisfactory to Bio-Vascular's Board of Directors, with respect to the federal income tax status of the Distribution under Section 355 of the Code;

     (b) any material approvals and consents necessary to consummate the Distribution will have been obtained and will be in full force and effect;

     (c) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution will be in effect, and no other event will have occurred or failed to occur that prevents the consummation of the Distribution;

     (d)  the Form 10 will have been declared effective by the Commission;

     (e) Bio-Vascular will have received a favorable response from the Staff to a request for "no-action" treatment concerning, among other matters, whether the Distribution and related transactions may be effected without registration of the Vital Images Common Stock under the Securities Act; and

     (f) no other events or developments shall have occurred subsequent to the date of this Agreement that, in the judgment of Bio-Vascular's Board of Directors, would result in the Distribution having a material adverse effect on Bio-Vascular or its shareholders;

     provided further that the satisfaction of such conditions will not create any obligation on the part of Bio-Vascular, Vital Images or any other person to effect or to seek to effect the Distribution or in any way limit Bio-Vascular's right to terminate this Agreement.

3.2. The Distribution. On or prior to the Distribution Date, Bio-Vascular will deliver to the Agent the certificate for all of the shares of Vital Images Common Stock owned by Bio-Vascular prior to the Distribution. Upon certification by Bio-Vascular as to the number of shares of Bio-Vascular Common Stock outstanding on the Record Date, Vital Images will deliver to the Agent, for the benefit of holders of record of Bio-Vascular Common Stock on the Record Date, stock certificate(s) representing, in the aggregate (and rounded down to the nearest whole share), a number of shares representing one (1) share of Vital Images Common Stock for every two (2) shares of Bio-Vascular Common Stock outstanding on the Record Date (less the shares of Vital Images Common Stock owned by Bio-Vascular prior to the Distribution and previously delivered to the Agent pursuant to this Section), and shall instruct the Agent to distribute, as promptly as practicable following the Distribution Date to holders of record of Bio-Vascular Common Stock on the Record Date, one (1) share of Vital Images Common Stock for every two (2) shares of Bio-Vascular Common Stock, and cash in lieu of fractional shares of Vital Images Common Stock, to be obtained in the manner provided in Section 3.3 hereof. All of the shares of Vital Images Common Stock issued in the Distribution will be fully paid, nonassessable and free of preemptive rights.

3.3. Fractional Shares. No certificates or scrip representing fractional shares of Vital Images Common Stock will be issued as a part of the Distribution, and in lieu of receiving fractional shares, each holder of Bio-Vascular Common Stock who would otherwise be entitled to receive a fractional share of Vital Images Common Stock pursuant to the Distribution will receive cash for such fractional share. Bio-Vascular and Vital Images agree that Bio-Vascular shall instruct the Agent: (i) to determine the number of whole shares and fractional shares of Vital Images Common Stock allocable to each holder of Bio-Vascular Common Stock as of the Record Date; (ii) to aggregate all such fractional shares into whole shares; (iii) to sell the whole shares obtained thereby in the open market at then-prevailing prices on behalf of Bio-Vascular shareholders who would otherwise be entitled to receive fractional shares interests; and (iv) to distribute to each such Bio-Vascular shareholder such shareholder's ratable share of the total proceeds of such sales (net of any commissions incurred in connection with such sales), net of any amounts required to be withheld under applicable law.

3.4. Warrants. Vital Images will assume its proportionate share of obligations represented by the Warrants such that, after the Distribution, each Warrant will be exercisable for shares of both Bio-Vascular Common Stock and shares of Vital Images Common Stock, according to the ratio set forth in Section
     3.2 hereof. Upon notice to Bio-Vascular of the exercise of any Warrants, Bio-Vascular will promptly provide notice thereof to Vital Images, and Vital Images will promptly thereafter issue to the exercising holder of such Warrants the appropriate number of shares of Vital Images Common Stock. Vital Images will be entitled to receive a pro rata portion of the exercise price, determined by multiplying the per share exercise price stated in the Warrant by the ratio of the post-Distribution fair market value of Vital Imates Common Stock to the post-Distribution fair market value of Bio-Vascular Common Stock. For the purposes of this Section 3.4, "post-Distribution fair market value" means:

          (i) with respect to Bio-Vascular Common Stock, the average of the last reported sales prices on each of the five (5) trading days immediately following the Distribution Date, as reported by the Nasdaq National Market;

          (ii) with respect to Vital Images Common Stock, the average of the daily average of bid and asked prices reported by the Nasdaq SmallCap Market or "over the counter market" on each of the five
               (5) trading days immediately following the Distribution Date.

                                    ARTICLE
                                      4.
                            INDEMNIFICATION, CLAIMS
                               AND OTHER MATTERS

4.1. Indemnification by Bio-Vascular. Bio-Vascular will indemnify, defend and hold harmless Vital Images and each of its directors, officers, employees, agents and Affiliates from and against any and all Indemnifiable Losses of Vital Images or any of its Affiliates arising out of or due to, directly or indirectly, any Action relating to: (i) the business or operations of Bio-Vascular, or its Affiliates, exclusive of the Vital Images Business; (ii) any claim that the information included in the Information Statement or Form 10 under (A) the captions "Summary -- Distributing Corporation,"
     "-- Principal Businesses to be Retained by Bio-Vascular" or "-- Primary Purpose of the Distribution," (B) the captions "The Distribution -- Reasons for the Distribution," "-- Manner of Effecting the Distribution" and "-- Certain Federal Income Tax Consequences" or (C) the caption "Security Ownership of Certain Beneficial Owners" is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;
     (iii) Third Party Claims (as defined below) of failure by Bio-Vascular to perform under, or any violation by Bio-Vascular of, any provision of this Agreement or any Related Agreement, which is to be performed or complied with by Bio-Vascular; and (iv) breaches of this Agreement or any Related Agreement by Bio-Vascular or its Affiliates.

4.2. Indemnification by Vital Images. Vital Images will indemnify, defend and hold harmless Bio-Vascular and each of its directors, officers, employees, agents and Affiliates from and against any and all Indemnifiable Losses of Bio-Vascular or any of its Affiliates arising out of or due to, directly or indirectly, any Action relating to: (i) the Vital Images Business and its operation prior to, on or after the Distribution Date (including any Indemnifiable Loss relating to, arising out of or resulting from any act or failure to act by any director, officer or agent of Vital Images or any Vital Images Employee, whether or not such act or failure to act is or was within such person's authority); (ii) any claim that the information included in the Information Statement or Form 10, other than the information under the captions listed in Section 4.1(ii) hereof, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) Third Party Claims of failure by Vital Images to perform under, or any violation by Vital Images of, any provision of this Agreement or any

     Related Agreement which is to be performed or complied with by Vital Images; and (iv) breaches of this Agreement or any Related Agreement by Vital Images or its Affiliates.

4.3. Insurance Proceeds. The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to Section 4.1 or Section 4.2 hereof will be reduced (including, without limitation, retroactively) by any Insurance Proceeds and other amounts actually recovered by or on behalf of such Indemnitee in reduction of the related Indemnifiable Loss. If an Indemnitee shall have received an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnitee will pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received. Notwithstanding the foregoing, nothing in this Section will grant to Vital Images or its Affiliates any direct or indirect rights or benefits to insurance coverage with respect to which Vital Images is not otherwise entitled under Article 7 hereof, nor require Bio-Vascular or its Affiliates to make any claim for insurance coverage unless and to the extent that Vital Images would otherwise be entitled to have Bio-Vascular make a claim under Article 7 hereof.

4.4. Procedure for Indemnification.

     (a) If either party shall receive notice of any claim or Action brought, asserted, commenced or pursued by any person or entity not a party to this Agreement (hereinafter a "Third Party Claim"), with respect to which the other party is or may be obligated to make an Indemnity Payment, it shall give such other party prompt notice thereof (including any pleadings relating thereto) after becoming aware of such Third Party Claim, specifying in such reasonable detail as is known to it the nature of such Third Party Claim and the amount or estimated amount thereof, to the extent such estimate is then feasible (which estimate shall not be conclusive of the final amount of such claim); provided, however, that the failure of a party to give notice as provided in this Section 4.4 shall not relieve the other party of its indemnification obligations under this Article 4, except to the extent that such other party is actually prejudiced by such failure to give notice.

     (b) For any Third Party Claim concerning which notice is required to be given, and, in fact, is given under subparagraph (a) of this Section 4.4, the Indemnifying Party shall defend in a timely manner, to the extent permitted by law, such Third Party Claim through counsel appointed by the Indemnifying Party and reasonably acceptable to the Indemnitee. Once an Indemnifying Party has commenced its defense of an Indemnitee, it cannot withdraw from such defense until conclusion of the matter, unless the Indemnified Party agrees to the withdrawal or the Indemnitee is also defending the claim. The Indemnitee shall have the right to participate in the defense of the Third Party Claim by employing separate counsel at its own expense.

     (c) If a party responds to a notice of a Third Party Claim by denying its obligation to indemnify the other party, or if the Indemnifying Party fails to defend in a timely manner, the Indemnitee shall be entitled to defend such Third Party Claim through counsel appointed by it. In addition, if it is later determined that such party wrongfully denied such claim, or the Indemnifying Party failed to defend timely, then the Indemnifying Party shall (i) reimburse the Indemnitee for all costs and expenses (other than salaries of officers and employees) incurred reasonably by the Indemnitee in connection with its defense of such Third Party Claim; and (ii) be estopped from challenging a judgment, order, settlement, compromise, or consent judgment resolving the Third Party Claim entered into in good faith by the Indemnitee (if such claim has been resolved prior to the conclusion of the proceeding between the Indemnitee and Indemnifying Party). An Indemnifying Party, after initially rejecting a claim for defense or indemnification, may defend and indemnify the Indemnitee, at any time prior to the resolution of said Third party Claim, for such claim, provided that (x) the Indemnifying Party reimburses the Indemnitee for all costs and expenses (other than salaries of officers and employees) incurred reasonably by the Indemnitee in connection with its defense of such Third Party Claim up to the time the Indemnifying Party assumes control of the defense of such claim (including costs incurred in the transition of the defense from the Indemnitee to the Indemnifying Party); and (y) the assumption of the defense of the Third Party Claim will not prejudice or cause harm to the Indemnitee.

     (d) With respect to any Third Party Claim for which indemnification has been claimed hereunder, no party shall enter into any compromise or settlement, or consent to the entry of any judgment which (i) does not include as a term thereof the giving by the third party of a release to the Indemnitee from all further liability concerning such Third Party Claim on terms no less favorable than those obtained by the party entering into such compromise, settlement or consent; or (ii) imposes any obligation on the Indemnitee without such Indemnitee's written consent (such consent not to be withheld unreasonably), except an obligation to pay money which the Indemnifying Party has agreed to pay on behalf of the Indemnitee. In the event that an Indemnitee enters into any such compromise, settlement or consent without the written consent of the Indemnifying Party (other than as contemplated by Section 4.4(c) hereof), the entry of such compromise, settlement or consent shall relieve the Indemnifying Party of its indemnification obligation related to the claims underlying such compromise, settlement or consent.

     (e) Upon final judgment, determination, settlement or compromise of any Third Party Claim, and unless otherwise agreed by the parties in writing, the Indemnifying Party shall pay promptly on behalf of the Indemnitee, or to the Indemnitee in reimbursement of any amount theretofore required to be paid by the Indemnitee, the amount so determined by final judgment, determination, settlement or compromise. Upon the payment in full by the Indemnifying Party of such amount, the Indemnifying Party shall succeed to the rights of such Indemnitee to the extent not waived in settlement, against the third party who made such Third Party Claim and any other person who may have been liable to the Indemnitee with respect to the indemnified matter.

     (f) In connection with defending against Third Party Claims, the parties shall cooperate with and assist each other by making available all employees, books, records, communications, documents, items and matters within their knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant with respect to defense of such claims; provided, however, that nothing in this subparagraph (f) shall be deemed to require the waiver of any privilege, including the attorney-client privilege, or protection afforded by the attorney work product doctrine. In addition, regardless of the party actually defending a Third Party Claim for which there is an indemnity obligation under Section 4.1 or 4.2 hereof, the parties shall give each other regular status reports relating to such action with detail sufficient to permit the other party to assert and protect its rights and obligations under this Agreement.

     (g) The provisions of this Section 4.4 shall survive for two (2) years following the date of this Agreement and shall be the exclusive procedures for any claims subject to the provisions of Sections 4.1 or
          4.2 hereof.

4.5. Other Claims. Any claim on account of an Indemnifiable Loss which does not result from a Third Party Claim shall be asserted by written notice from the Indemnitee to the Indemnifying Party within sixty (60) days of first learning of the breach under Section 4.1(iv) or Section 4.2(iv) hereof, as the case may be. All such claims that are not timely asserted pursuant to this Section shall be deemed to be forever waived. The Indemnitee's written notice shall contain such information as the Indemnitee has regarding the alleged breach. Such Indemnifying Party shall have a period of sixty (60) days (or such shorter time period as may be required by law as indicated by the Indemnitee in the written notice) within which to respond thereto. If such Indemnifying Party does not respond within such 60-day period (or lesser period), such Indemnifying Party shall be deemed to have accepted responsibility to make payment for the amount of Indemnifiable Loss and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 60-day (or lesser) period and rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available under applicable law or under this Agreement.

4.6. Contribution in Respect of Certain Indemnifiable Losses. If the indemnification provided for in this Article 4 is unavailable to an Indemnitee in respect of any Indemnifiable Loss arising out of, or related to, information contained in the Information Statement or the Form 10, the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Indemnifiable Loss, in such proportion as is appropriate to reflect the relative fault of Vital Images, its directors, officers, employees or agents, on the one hand, and Bio-Vascular, its directors, officers, employees or agents, on the other hand, in connection with the statements or omissions which resulted in such Indemnifiable Loss. The relative fault of such respective groups shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by either such group.

4.7. No Beneficiaries. Except to the extent expressly provided otherwise in this Article 4, the indemnification provided for by this Article 4 shall not inure to the benefit of any third party or parties and shall not relieve any insurer who would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any such subrogation rights with respect thereto and each party agrees to waive such rights against the other to the fullest extent permitted.


                                    ARTICLE
                                      5.
                          CERTAIN ADDITIONAL MATTERS

5.1. Construction of Agreements. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of any Related Agreement, the provisions of such Related Agreement shall control.

5.2. Consents, Etc. Bio-Vascular and Vital Images shall use their best efforts to obtain any consent, approval or amendment required to novate and/or assign all agreements, leases, licenses and other rights of any nature whatsoever relating to the Vital Images Business to Vital Images, and to have Bio-Vascular released and Vital Images substituted as guarantor under any guarantees by Bio-Vascular of obligations of Vital Images; provided, however, that Bio-Vascular shall not be obligated to pay any consideration therefor (except for filing fees and other administrative charges) to any third party from whom such consents, approvals and amendments are requested.

5.3. No Representations or Warranties. Vital Images understands and agrees that Bio-Vascular is not, in this Agreement, or in any Related Agreement or any other agreement or document contemplated by this Agreement, representing or warranting in any way as to the businesses and Liabilities retained, transferred or assumed in connection with the Distribution, or that the obtaining of the consents or approvals, the execution and delivery of any ancillary or amendatory agreements or the making of the filings and applications contemplated by this Agreement will satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments, it being understood and agreed that, subject to Section 5.2 hereof, Vital Images shall bear the economic and legal risk or the business and Liabilities retained or assumed hereunder by Vital Images, and the legal and economic risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with or satisfied.

5.4. Officers and Directors. Vital Images and Bio-Vascular shall take all necessary actions to elect or otherwise appoint, as of the Distribution Date, individuals to be directors or officers (or both) of Vital Images, as set forth in the Information Statement, and to cause the resignation of individuals as officers and directors of each so that there are no common directors or officers of Vital Images and Bio-Vascular as of the Distribution Date, except as described in the Information Statement.

5.5. Existing Intercompany Arrangements. Except as otherwise provided in this Agreement or in any Related Agreement, any and all agreements, arrangements, commitments or understandings, whether or not in writing, between Bio-Vascular and Vital Images will be terminated and of no further force and effect as of the Distribution Date. Following the Distribution Date, the parties shall discuss in good faith the provision of any services and products to be provided by the other, but which inadvertently were not the subject of this Agreement, the Transition Services Agreement or any other Related Agreement. Nothing in this Section, however, will require or authorize Bio-Vascular or Vital Images to provide and charge each other for any services other than on the terms and conditions specified in the Transition Services Agreement or the other Related Agreements.

5.6. Intercompany Accounts. Notwithstanding Section 5.5 hereof, any intercompany receivable, payable or loan between Bio-Vascular and Vital Images outstanding on the Distribution Date will not be deemed altered, amended or terminated as a result of this Agreement or the consummation of the transactions contemplated hereby and will continue in accordance with its terms following the Distribution Date; provided, however, that all Intercompany Debt will be contributed to the capital of Vital Images, as provided in Section 2.5 hereof.

5.7. Qualification as Tax-Free Distribution.

     (a) After the Distribution Date, neither Bio-Vascular or Vital Images will take, or allow any Affiliate to take, any action which could reasonably be expected to prevent the

          Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code.

     (b) After the Distribution Date, Vital Images will not, nor allow any Affiliate of Vital Images to, take any action or enter into any transaction which could reasonably be expected to materially adversely impact the anticipated tax consequences to Bio-Vascular, which are known to Vital Images, of any transaction contemplated by this Agreement; provided, however, that nothing in this Section 5.7(b) shall prohibit Vital Images from taking any action, or entering into any transaction (or permitting or causing any Affiliate to so act or enter) in the ordinary course of business or in the ordinary course of business dealing, or in connection with the settlement of any audit issue or in connection with the filing of any tax return. After the Distribution Date, Bio-Vascular shall not, nor allow any Affiliate to, take any action or enter into any transaction which could reasonably be expected to materially adversely impact the anticipated tax consequences to Vital Images, which are known to Bio-Vascular, of any transaction contemplated by this Agreement; provided, however, that nothing in this Section 5.7(b) shall prohibit Bio-Vascular from taking any action, or entering into any transaction (or permitting or causing any Affiliate so to act or enter), in the ordinary course of business or in the ordinary course of business dealing, or in connection with the settlement of any audit issue or in connection with the filing of any tax return.


                                    ARTICLE
                                      6.
                      ACCESS TO INFORMATION AND SERVICES


6.1. Provision of Corporate Records. Following the Distribution Date, all Books and Records, will remain the property of Bio-Vascular, but will be made available, upon reasonable notice and during normal business hours, to Vital Images for review and duplication until the earlier of (i) notice from Vital Images that such Books and Records are no longer needed by Vital Images, or (ii) the seventh anniversary of the Distribution Date.

6.2. Access to Information. From and after the Distribution Date, Bio-Vascular and Vital Images will afford to each other and to each other's authorized accountants, counsel and other designated representatives reasonable access and duplicating rights (with copying costs to be borne by the requesting party) during normal business hours to all Books and Records and documents, communications, items and matters, including computer data (collectively, "Information") within each other's knowledge, possession or control, relating to the Vital Images Business or Vital Images Employees, insofar as such access is reasonably required by Bio-Vascular or Vital Images, as the case may be, (and shall use reasonable efforts to cause persons or firms possessing Information to give similar access). Information may be requested under this Article 6 for any legitimate business purpose including, without limitation, audit, accounting, claims, Actions, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations, but not for competitive purposes.

6.3. Production of Witnesses and Individuals. From and after the Distribution Date, Bio-Vascular and Vital Images will use reasonable efforts to make available to each other, upon written request, their respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such person may reasonably be required in connection with any Actions in which the requesting party may from time to time be involved. Bio-Vascular and Vital Images agree to reimburse each other for reasonable out-of-pocket expenses (but not labor charges or salary payments) incurred by the other in connection with providing individuals and witnesses pursuant to this
     Section 6.3.


6.4. Retention of Records. Except when a longer retention period is otherwise required by law, agreed to in writing, or specifically provided for herein or in any Related Agreement, Bio-Vascular and Vital Images will retain, for seven (7) years following the date of this Agreement or such longer period that may be deemed necessary, all material Information relating to Vital Images. Notwithstanding the foregoing, in lieu of retaining any specific Information, Bio-Vascular or Vital Images may offer in writing to deliver such Information to the other and, if such offer is not accepted within ninety (90) days, the offered Information may be destroyed or otherwise disposed of at any time. If a recipient of such offer requests in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal will promptly arrange for the delivery of such of the Information as was requested (at the cost of the requesting party).

6.5. Confidentiality.

     (a) Each of Bio-Vascular and Vital Images will hold, and will cause its officers, employees, agents, consultants, advisors and Affiliates to hold, in strict confidence, and not to disclose, unless compelled to disclose by judicial or administrative process or, in the opinion of its independent legal counsel, by other requirements of law, all confidential information concerning the other party.

     (b) For purposes of this Section 6.5, confidential information about a particular party (referred to herein as the "first party") shall mean information known by the other party on the Distribution Date and reasonably understood by the other party to be confidential and related to the first party's business interests, or disclosed confidentially by the first party to the other party after the Distribution Date under the terms and for purposes of this Agreement or any of the Related Agreements, except for:

          (i) information which is or becomes publicly available through no act of the other party, from and after the date of public availability;

          (ii) information disclosed to the other party by a third party, provided: (A) under the circumstances of disclosure the other party does not have a duty of non-disclosure owed to such third party; (B) the third party's disclosure is not violative of a duty of non-disclosure owed to another, including the first party; and (C) the disclosure by the third party is not otherwise unlawful; and

          (iii) information developed by the other party independent of any confidential information of the first party which is known by the other party on the Distribution Date and/or disclosed by the first party thereafter.

     (c) The foregoing restrictions shall expire with respect to business information which is confidential information five (5) years after the date of disclosure of such information, unless and to the extent Bio-Vascular and Vital Images agree to a longer period for the foregoing restrictions with respect to specific categories of confidential business information, in which case the foregoing restrictions shall expire with respect to such information on the expiration of such longer period. The date of disclosure in the case of confidential business information known by a party on the Distribution Date shall be the Distribution Date. Each of Bio-Vascular and Vital Images shall not disclose to another, or use, except for purposes of fulfilling their respective obligations under this Agreement or the relevant Related Agreements, any business information which is confidential information of Vital Images or confidential information of Bio-Vascular, respectively. The foregoing restrictions shall not expire until such time and to the extent that such information ceases to be confidential information.

     (d) Each party shall protect confidential information of the other party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of the other party's confidential information as the party uses to protect its own confidential information of a like nature.

     (e) Each party shall ensure that its Affiliates, sublicensees and other transferees (such as advisors, attorneys and other consultants) agree to be bound by the same restrictions on use and disclosure of confidential information as bind the party in advance of the disclosure of confidential information to them.

6.6. Privileged Matters.

     (a) Bio-Vascular and Vital Images agree that Vital Images will maintain, preserve and assert all privileges, including, without limitation, any privilege or protection arising under or relating to any attorney-client relationship (including, without limitation, the attorney-client and work product privileges), that existed prior to the Distribution Date ("Privilege" or "Privileges"). Vital Images will not waive any Privilege that could be asserted under applicable law without the prior written consent of Bio-Vascular. The rights and obligations created by this paragraph apply to all information as to which, but for the Distribution, Bio-Vascular would have been entitled to assert or did assert the protection of a Privilege ("Privileged Information"), including but not limited to (i) any and all information generated prior to the Distribution Date but which, after the Distribution, is in the possession of Vital Images; (ii) all communications subject to a Privilege occurring prior to the Distribution Date between counsel for Bio-Vascular and any person who, at the time of the communication, was an employee of Bio-Vascular, regardless of whether such employee is or becomes an Vital Images Employee; and (iii) all information generated, received or arising after the Distribution Date that refers or relates to Privileged Information generated, received or arising prior to the Distribution Date.

     (b) Upon receipt by Vital Images or any of its Affiliates of any subpoena, discovery or other request that arguably calls for the production or disclosure of Privileged Information, or if Vital Images obtains knowledge that any current or former employee of Vital Images has received any subpoena, discovery or other request which arguably calls for the production or disclosure of Privileged Information, Vital Images will promptly notify Bio-Vascular of the existence of the request and will provide Bio-Vascular a reasonable opportunity to review the information and to assert any rights it may have under this

          Section 6.6 or otherwise to prevent the production or disclosure of Privileged Information. Vital Images will not produce or disclose any information arguably covered by a Privilege under this Section 6.6 unless (i) Bio-Vascular has provided its express written consent to such production or disclosure; or (ii) a court of competent jurisdiction has entered a final, non-appealable order finding that the information is not entitled to protection under any applicable privilege.

     (c) Bio-Vascular's delivery of copies of the Books and Records and other information to Vital Images, and Bio-Vascular's agreement to permit Vital Images to possess copies of Privileged Information occurring or generated prior to the date of this Agreement, are made in reliance on Vital Images' agreement, as set forth in this Section 6.6, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Sections 6.1 and 6.2 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.3 hereof and transfer of Privileged Information to Vital Images pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 6.6 or otherwise. Nothing in this Distribution Agreement shall operate to reduce, minimize or condition the rights granted to Bio-Vascular in, or the obligations imposed upon Vital Images by, this Section 6.6.

     (d) If there is a reasonable likelihood that the waiver by Bio-Vascular of any Privilege could expose Vital Images to liability or could otherwise adversely affect Vital Images, Bio-Vascular will consult with Vital Images prior to such waiver, and Bio-Vascular will assert or preserve the Privilege, as applicable, if reasonably practical and if Bio-Vascular's interests will not be adversely affected by its assertion or preservation of the Privilege.


                                    ARTICLE
                                      7.
                                   INSURANCE

7.1. Policies and Rights of Vital Images. Before, on and after the Distribution Date, Vital Images shall have any and all rights of an insured party under each of the Shared Policies, specifically including, but not limited to, rights of indemnity and the right(s) to be defended by or at the expense of insurer(s), with respect to all injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Distribution Date by any party in or in connection with the conduct of Vital Images or, to the extent any claim is made against Vital Images, Bio-Vascular, and which injuries, losses, liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies; provided, however, that nothing in this clause is intended to effectuate or shall be deemed to constitute or reflect the assignment of the Shared Policies, or any of them, to Vital Images.

7.2. Post-Distribution Date Claims. If, subsequent to the Distribution Date, any person, corporation, firm or entity shall assert a claim against Vital Images with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Distribution Date in, or in connection with, the conduct of Vital Images or, to the extent any claim is made against Vital Images, Bio-Vascular, and which injury, loss, liability, damage or expense may arise out of insured or insurable occurrences or events under one or more of the Shared Policies, Bio-

     Vascular shall at the time such claim is asserted be deemed to assign, without need of further documentation, to Vital Images any and all rights of an insured party under the applicable Shared Policy(ies) with respect to such asserted claim, specifically including rights of indemnity and the right(s) to be defended by or at the expense of the insurer(s); provided, however, that nothing in this sentence is intended to effectuate or shall be deemed to constitute or reflect the assignment of the Shared Policies, or any of them, to Vital Images.

7.3. Administration and Reserves. Subject to any contrary provisions of any Related Agreement, from and after the Distribution Date:

     (a) Vital Images shall be entitled to any reserves established by Bio-Vascular or any of its subsidiaries, or the benefit of reserves held by any insurance carrier, with respect to the Liabilities of Vital Images; and

     (b) Bio-Vascular shall be entitled to any reserves established by Bio-Vascular or any of its subsidiaries, or the benefit of reserves held by any insurance carrier, with respect to Bio-Vascular's Liabilities.

7.4. Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the Policies shall be paid to Vital Images with respect to the Liabilities of Vital Images and to Bio-Vascular with respect to Bio-Vascular's Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the liability policies will be made to the appropriate party upon receipt from the insurance carrier. In the event that the aggregate limits on any of the Shared Policies are exceeded, the parties agree to provide an equitable allocation of Insurance Proceeds received after the Distribution Date based upon their respective bona fide claims. The parties agree to use their best efforts to cooperate with respect to insurance matters.

7.5. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of both Vital Images and Bio-Vascular exist relating to the same occurrence, Vital Images and Bio-Vascular agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this paragraph shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.


                                    ARTICLE
                                      8.
                              DISPUTE RESOLUTION

8.1. Negotiation and Binding Arbitration. Except with respect to matters involving Section 6.6 hereof (Privileged Matters) and except as may expressly be provided in any other agreement between the parties entered into pursuant hereto, if a dispute, controversy or claim (collectively, a "Dispute") between Bio-Vascular and Vital Images arises out of or relates to this Agreement, a Related Agreement or any other agreement entered into pursuant hereto or thereto, including, without limitation, the breach, interpretation or validity of any such agreement or any matter involving an Indemnifiable Loss, Bio-Vascular and Vital Images agree to use the following procedures, in lieu of either party pursuing other available remedies and as the sole remedy (except as provided in Section 8.4 below), to resolve the Dispute.

8.2. Initiation. A party seeking to initiate the procedures will give written notice to the other party, briefly describing the nature of the Dispute. A meeting will be held between the parties within ten (10) days of the receipt of such notice, attended by individuals with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute.

8.3. Submission to Arbitration. If, within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the Dispute, they will agree to submit the Dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, by a sole arbitrator selected by the parties. The arbitration will be held in St. Paul, Minnesota and governed by the Minnesota equivalent of the Federal Arbitration Act, 9 U.S.C. (S)(S) 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The costs of arbitration will be apportioned between Bio-Vascular and Vital Images as determined by the arbitrator in such manner as the arbitrator deems reasonable, taking into account the circumstances of the Dispute, the conduct of the parties during the proceeding, and the result of the arbitration.

8.4. Equitable Relief. Nothing herein will preclude either party from seeking equitable relief to prevent any immediate, irreparable harm to its interests, including multiple breaches of this Agreement or the relevant Related Agreement by the other party. Otherwise, these procedures are exclusive and will be fully exhausted prior to the initiation of any litigation. Either party may seek specific enforcement of any arbitrator's decision under this Article 8.

8.5. Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Related Agreements or any other agreement between the parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration will be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.


                                    ARTICLE
                                      9.
                                 MISCELLANEOUS

9.1. Entire Agreement. This Agreement, including the Exhibits and the agreements and other documents referred to herein, shall constitute the entire agreement between Bio-Vascular and Vital Images with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

9.2. Expenses. Except as otherwise expressly provided in this Agreement, any Related Agreement or any other agreement being entered into between Bio-Vascular and Vital Images in connection with this Agreement, Bio-Vascular and Vital Images shall each pay their own costs and expenses incurred in connection with the Distribution and the consummation of the transactions contemplated by this Agreement.

9.3. Governing Law. This Agreement, the Related Agreements and any other agreement entered into in connection with the Distribution, shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable principles of conflict of laws) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

9.4. Jurisdiction and Venue. Subject to the arbitration provisions of this Agreement, each party consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota and hereby waives any argument that venue in any such forum is not convenient or proper.

9.5. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the business day after delivery to an overnight courier service or the express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed; or (iv) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by registered or certified mail, postage prepaid, properly addressed and return-receipt requested, to the party as follows:

          If to Bio-Vascular:  Bio-Vascular, Inc.
                               2575 University Avenue
                               St. Paul, Minnesota  55114
                               Attn:  Chief Executive Officer
                               Facsimile No. (612) 642-9018

          If to Vital Images:  Vital Images, Inc.
                               3100 West Lake Street, Suite 100
                               Minneapolis, Minnesota  55416
                               Attn:  Chief Financial Officer
                               Facsimile No. (612) 915-8010

     Any party may change its address by giving the other party written notice of its new address in the manner set forth above.

9.6. Modification of Agreement. No modification, amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto and then such modification, amendment or waiver shall be effective only in the specific instance and for the purpose for which given.

9.7. Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by, and in the sole discretion of, Bio-Vascular without the approval of Vital Images. In the event of such termination, neither party (or any of its directors of officers) shall have any liability of any kind to the other party.

9.8. Successors and Assigns.

     (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned

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

          by either party without the prior written consent of the other party, and such consent shall not be unreasonably withheld.

     (b) The obligations of Bio-Vascular and Vital Images under Articles 4 and 7 hereof shall survive the sale or other transfer by either of them of any of their respective assets or businesses or the assignment by either of them of any of their respective Liabilities.

9.9. No Third Party Beneficiaries. Except for certain parties entitled to indemnification under Sections 4.1 and 4.2 hereof and listed therein, this Agreement is solely for the benefit of the parties hereto and is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

9.10. Titles and Headings; Interpretation. The titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to constitute a part of or to affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply.

9.11. Exhibits. The Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

9.12. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions hereof without including any of such which may hereafter be declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is hereafter held to be invalid, void or unenforceable, the parties hereto agree to use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

9.13. No Waiver. Neither the failure nor any delay on the part of any party hereto to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

9.14. Survival. All covenants and agreements of the parties contained in this Agreement will survive the Distribution Date.

9.15. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on their behalf as of the date first written above.



                                    BIO-VASCULAR, INC.


                                    By:
                                         -------------------------------
                                    Its:
                                         -------------------------------



                                    VITAL IMAGES, INC.


                                    By:
                                         -------------------------------
                                    Its:
                                         -------------------------------

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